Pricing Supplement Dated February 5, 1998                                              Rule 424 (b) (3)
(To Prospectus dated June 5, 1997 and                                                  File No. 333-27715
Prospectus Supplement dated September 5, 1997)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

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Principal Amount:              $50,000,000                    Trade date:           February 5, 1998
Currency or Currency  Unit:    US Dollars                     Original Issue Date: February 10, 1998
Issue Price:                   100%                           Agent's Discount or Commission: 0.00%
Net Proceeds to Issuer:        $50,000,000                    Agent (s): Credit Suisse First Boston Corporation
Maturity Date:                 February 10, 1999              CUSIP Number:              69332H FC 5
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Interest:
     Fixed Rate:
     Floating Rate:

         Base Rate:        [   ]  Commercial Paper Rate       [   ]  CD Rate    [   ]  Federal Funds Effective Rate
                           [   ]  LIBOR      [   ]  Treasury Rate       [ X] Prime Rate  [   ]  Other

                                (  ) Reuters Page: ______________                                    (see attached)

                                ( ) Telerate Page: ______________

Spread:                    minus 2.91%

Interest Reset Dates:      Each Business Day to but excluding the Maturity Date

Interest Determination Date: One Business Day prior to Interest Reset Date.

Interest Payment Dates:    Quarterly on the 10th day of May 1998, August 1998, November 1998 and February 1999 or
                           next Business Day.

Index Maturity:            Daily

Day Count Convention:      [ X]  Actual/360          [   ]  Actual/Actual               [   ]  30/360

Option to Receive Payments in Specified Currency:    [   ]  Yes                 [   ]  No

Redemption:

         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.

     Initial Redemption Date:

     Initial Redemption Price: _______________%

     Annual Redemption Price Reduction: _______________% until Redemption Price is 100% of the Principal Amount.

Repayment:

         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.

     Repayment Date:
     Repayment Price:      %

Discount Note:    [   ]  Yes                [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [   ]  Certificated

Agent's Capacity: [   ]  Agent      [X]  Principal

If as Principal:

         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

         [ ]  The Agent proposes to offer the Notes at a fixed initial public offering price of _______________%
              of Principal Amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of _______________% of Principal
         Amount.

Other Terms: